EX-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

March 26, 2013

Delaware Group Global & International Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group Global & International Funds set forth below (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that such Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period March 28, 2013 through March 28, 2014.

Fund	Class	12b-1 Cap
Delaware Emerging Markets Fund	Class A	0.25%
	Class R	0.50%
Delaware Focus Global Growth Fund	Class A	0.25%
	Class R	0.50%
Delaware Global Value Fund	Class A	0.25%
	Class R	0.50%
Delaware International Value Equity Fund	Class A	0.25%
	Class R	0.50%
Delaware Macquarie Global	Class A	0.25%
Infrastructure Fund	Class R	0.50%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/J. Scott Coleman
Name: J. Scott Coleman
Title: President

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Global & International Funds

By:	/s/Patrick P. Coyne
Name: Patrick P. Coyne
Title: President
Date: March 26, 2013